Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results

•	Net earnings of $1.23 per share; includes $0.30 per share A&E reserve strengthening

•	Core net operating earnings $1.51 per share

•	Announced special cash dividend of $1.00 per share, payable December 7, 2016

•	Full year 2016 core net operating earnings guidance revised to $5.55 - $5.75 per share

CINCINNATI – November 1, 2016 – American Financial Group, Inc. (NYSE: AFG) today reported 2016 third quarter net earnings attributable to shareholders of $109 million ($1.23 per share) compared to $63 million ($0.71 per share) for the 2015 third quarter. Net earnings for the quarter include after-tax charges of $26 million ($0.30 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves and $1 million ($0.02 per share) in after-tax realized gains. Comparatively, net earnings in the 2015 third quarter included net after-tax charges of $60 million ($0.67 per share). Details may be found in the table below. Book value per share increased by $1.88 to $59.45 per share during the third quarter of 2016. Annualized return on equity was 9.9% and 5.9% for the third quarters of 2016 and 2015, respectively.

Core net operating earnings were $134 million ($1.51 per share) for the 2016 third quarter, compared to $123 million ($1.38 per share) in the 2015 third quarter. The $1.51 per share established a new high for third quarter core EPS. The improved results were attributable to significantly higher operating earnings in our Annuity Segment and higher net investment income in our Specialty Property and Casualty (“P&C”) insurance operations, which were partially offset by lower Specialty P&C underwriting profit. Book value per share, excluding unrealized gains on fixed maturities, increased by $1.51 to $51.73 per share during the third quarter of 2016. Core net operating earnings for the third quarters of 2016 and 2015 generated annualized core returns on equity of 12.2% and 11.6%, respectively.

During the third quarter of 2016, AFG repurchased approximately 358,000 shares of common stock at an average price per share of $73.98.

The Company also announced today that it declared a special cash dividend of $1.00 per share of American Financial Group Common Stock. The dividend is payable on December 7, 2016 to shareholders of record on November 23, 2016. The aggregate amount of this special dividend will be approximately $87 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.3125 per share, which was increased in August 2016 for the eleventh consecutive year.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized investment gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$217	$193	$574	$542
Pretax non-core items:
Realized gains (losses) on securities	2	(16)	(32)	2
Realized gain (loss) on sale of subsidiaries:
Long-term care business	—	—	2	(162)
Other	—	5	—	5
Gain on sale of apartment property and hotel	—	—	32	51
Special A&E charges(b)	(41)	(79)	(41)	(79)
Neon exited lines charge	—	—	(65)	—
Loss on early retirement of debt	—	(4)	—	(4)

Earnings before income taxes	178	99	470	355
Provision (credit) for income taxes:
Core operating earnings	79	66	202	180
Non-core items	(14)	(33)	(12)	(65)

Total provision (credit) for income taxes	65	33	190	115

Net earnings, including noncontrolling interests	113	66	280	240
Less net earnings attributable to noncontrolling interests:
Core operating earnings	4	4	14	12
Non-core items	—	(1)	2	5

Total net earnings attributable to noncontrolling interests	4	3	16	17

Net earnings attributable to shareholders	$109	$63	$264	$223

Net earnings:
Core net operating earnings(a)	$134	$123	$358	$350
Non-core items	(25)	(60)	(94)	(127)

Net earnings attributable to shareholders	$109	$63	$264	$223

Components of Earnings Per Share:
Core net operating earnings(a)	$1.51	$1.38	$4.04	$3.92
Non-core Items:
Realized gains (losses) on securities	0.02	(0.10)	(0.21)	0.03
Realized gain (loss) on sale of subsidiaries:
Long-term care business	—	—	0.01	(1.18)
Other	—	0.04	—	0.04
Gain on sale of apartment property and hotel	—	—	0.17	0.29
Special A&E charges(b)	(0.30)	(0.58)	(0.30)	(0.58)
Neon exited lines charge	—	—	(0.73)	—
Loss on early retirement of debt	—	(0.03)	—	(0.03)

Diluted Earnings Per Share	$1.23	$0.71	$2.98	$2.49

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased with our core net operating earnings for the quarter, which include record earnings in our Annuity Segment and strong profitability in our P&C operations. We believe these results showcase the solid fundamentals underlying our business and the value within our diversified specialty insurance franchise.

“Returning capital to shareholders in the form of a $1.00 special cash dividend reflects AFG’s strong financial position and our confidence in the Company’s financial future. AFG had approximately $1.1 billion of excess capital (including parent company cash of approximately $170 million) at September 30, 2016. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Our recently announced agreement to purchase the outstanding minority shares of National Interstate, which is subject to approval in a vote of National Interstate shareholders next week, will use approximately $300 million of AFG’s excess capital. In addition, share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy. We will continue to make opportunistic share repurchases and return capital to shareholders through dividends.”

“Based on results for the first nine months of 2016, we now estimate that AFG’s core net operating earnings will be in the range of $5.55 to $5.75 per share, revised from the range of $5.35 to $5.75 announced previously. Our revised guidance includes the estimated impact of losses from Hurricane Matthew. Our core earnings per share guidance excludes non-core items such as realized gains and losses as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $78 million in the 2016 third quarter, compared to $84 million in the third quarter of 2015. Higher underwriting profitability in our Property and Transportation Group was more than offset by lower underwriting profitability in our Specialty Casualty and Specialty Financial Groups. The third quarter 2016 combined ratio of 93.2% was slightly higher than the 92.9% reported in the comparable prior year period. Results in the third quarter of 2016 include 1.1 points of favorable prior year reserve development, compared to 1.2 points in the comparable prior year period. Third quarter 2016 results include 1.2 points in catastrophe losses, compared to 0.9 points in the 2015 third quarter.

Gross and net written premiums were down 3% and 4%, respectively, for the third quarter of 2016, when compared to the same period in 2015. Pricing across our entire P&C Group was up 1% for the quarter. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $44 million in the third quarter of 2016, compared to $20 million in the third quarter of 2015. Higher underwriting profits in our crop, transportation and property & inland marine businesses were the drivers of the improved results. Catastrophe losses for this group were $7 million in the third quarter of 2016, comparable to the prior year period.

Gross and net written premiums for the third quarter of 2016 were 7% and 4% lower, respectively, than the comparable 2015 period. The decrease was largely the result of lower year-over-year premiums in our crop businesses, primarily the result of lower spring commodity pricing and timing differences in the recording of crop premiums. Excluding crop, third quarter 2016 gross and net written premiums were virtually unchanged from the prior year period. Overall renewal rates in this group increased 4% on average for the third quarter of 2016, including a 6% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported 2016 third quarter underwriting profit of $13 million, compared to $31 million in the third quarter of 2015. Higher underwriting profitability in our workers’ compensation businesses, primarily the result of higher favorable prior year reserve development, was more than offset by higher adverse prior year reserve development in our excess and surplus lines businesses, lower underwriting profitability in our targeted markets businesses and continued underwriting losses in our Lloyd’s business, Neon.

Gross and net written premiums decreased 2% and 8%, respectively, for the third quarter of 2016 when compared to the same prior year period. Higher premiums in our workers’ compensation businesses were more than offset by Neon’s exit of certain lines of business and implementation of tougher underwriting standards at Neon. In addition, net written premiums were impacted by higher ceded premiums within Neon. Renewal pricing for this group decreased by 1% in the third quarter, including a decrease of approximately 4% in our workers’ compensation businesses. Excluding workers’ compensation, renewal pricing in this group was up approximately 1% for the quarter.

The Specialty Financial Group reported an underwriting profit of $19 million in the third quarter of 2016, compared to $26 million in the third quarter of 2015. The decrease was due primarily to lower underwriting profit in our financial institutions business, primarily the result of August storms and flooding in Louisiana. Nearly all of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums increased 13% and 9%, respectively, in the 2016 third quarter when compared to the same 2015 period, primarily as a result of higher premiums in our financial institutions business. Renewal pricing in this group was flat for the quarter.

Carl Lindner III stated, “Results in each of our Specialty P&C Groups have been very good through the first nine months of year. Based on these results, we continue to expect an overall 2016 calendar year combined ratio in the range of 92% to 94%, and net written premium growth for the full year of 2016 in the range of 0% to 2%. Our combined ratio guidance includes the estimated impact of losses from Hurricane Matthew.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment contributed a record $107 million in pretax operating earnings in the third quarter of 2016 compared to $67 million in the third quarter of 2015, an increase of 60%. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $106 million in the third quarter of 2016 compared to $89 million in the third quarter of 2015, an increase of 19%, as shown in the table that follows:

Components of Annuity Operating Earnings Before Income Taxes

Dollars in millions	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2016	2015		2016	2015

Annuity earnings before fair value accounting for FIAs	$106	$89	19%	$292	$258	13%
Impact of fair value accounting for FIAs	1	(22)	nm	(56)	(28)	nm

Pretax Annuity Operating Earnings	$107	$67	60%	$236	$230	3%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s third quarter 2016 earnings benefited from favorable investment results, including the positive impact of certain investments required to be marked to market through earnings. In addition, AFG’s quarterly average annuity investments and reserves grew 11.3% and 12.7% year-over-year, respectively; however, the benefit of this growth was partially offset by the run-off of higher yielding investments. Furthermore, AFG’s third quarter 2016 earnings were favorably impacted by better stock market performance during the quarter, compared to a negative impact from a significant drop in the stock market in the third quarter of 2015.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results. In the third quarter of 2016, the impact from changes in the stock market and interest rates was moderate. Conversely, in the third quarter of 2015, the significant stock market decrease resulted in a large unfavorable impact on annuity earnings. In addition, interest rates decreased during the 2015 third quarter, compared to the expectation that they would rise, which also had a negative impact on annuity earnings in the prior year period. These impacts are included within the “Impact of fair value accounting for FIAs” amounts shown in the table above.

Annuity Premiums – As expected, AFG’s annuity premiums decreased significantly in the third quarter of 2016 as compared to the third quarter of 2015. Annuity sales of $941 million in the third quarter of 2016 were down 29% from last year. Medium to longer term market interest rates dropped 80 to 90 basis points in the first nine months of 2016; accordingly, AFG reduced its crediting rates on its annuities several times during 2016 in order to maintain appropriate returns on new business. Management believes these rate decreases had a negative impact on sales, particularly in the retail channel.

Craig Lindner stated, “I’m very pleased with our record pretax annuity operating earnings in the quarter. Our core business fundamentals remain very strong – we continue to achieve appropriate returns on new business and the interest spread on our inforce business continues to exceed our plan by several basis points. We remain committed to disciplined pricing of our products, consumer-friendly product design, careful expense management and growing our business only when we can achieve desired long-term returns. We believe this business model, which we adopted many years ago, positions us well in a changing regulatory environment.

“For earnings before the impact of fair value accounting for FIAs, AFG is increasing its 2016 full year expectations to a range of $377 to $387 million, up from the previous estimate of $370 to $385 million. This new guidance includes a more normalized run rate of investment income going forward, as compared to the unusually high amount achieved in the second and third quarters of this year.

“Including the impact of fair value accounting for FIAs, we believe that full year 2016 pretax annuity operating earnings will be in the range of $310 to $345 million, both up $5 million from previous guidance. Significant changes in market interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results. These earnings expectations do not reflect any potential earnings impact from our annual fourth quarter review (“unlocking”) of the major actuarial assumptions in our fixed annuity business.

“Finally, based on premiums through the first nine months of the year and our recent levels of sales, we now expect that premiums for the full year of 2016 will be in line with or slightly higher than the $4.1 billion in 2015.”

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement, which is posted on our website.

Department of Labor Rule – The Company continues to make product and process changes needed to comply with the Department of Labor (DOL) fiduciary rule adopted earlier this year. AFG’s goal is to minimize disruption resulting from the implementation of the rule in April 2017. The Company is proceeding under the premise that the DOL rule will not be impacted by the pending litigation. Most of the Company’s largest independent marketing organizations (IMOs) are making adjustments to their operations to provide a long-term solution to their need to have a Financial Institution sign the Best Interest agreement, and a number of these entities have made application to the DOL to serve as a Financial Institution. AFG believes the biggest impact of the new rule will be on insurance-only licensed agents whose sales represented less than 10% of our third quarter premiums. While AFG management continues to believe the adjustments required of the Company and its distribution partners to comply with the DOL rule will have a negative impact on premiums next year, management does not believe the new rule will have a material impact on AFG’s business.

A&E Reserves

During the third quarter of 2016, AFG completed an in-depth internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. This year’s internal review resulted in non-core after-tax special charges of $26 million ($41 million pretax) to increase AFG’s A&E reserves.

The P&C Group’s asbestos reserves were increased by $5 million (net of reinsurance) and its environmental reserves were increased by $31 million (net of reinsurance). At September 30, 2016, the P&C Group’s insurance reserves include A&E reserves of $340 million, net of reinsurance recoverables.

Over the past few years, the focus of AFG’s asbestos claims litigation has shifted to smaller companies and companies with ancillary exposures. AFG’s insureds with these exposures have been the driver of our P&C asbestos reserve increases in recent years. AFG is seeing modestly increasing estimates for indemnity and defense compared to prior studies. Overall, the rate of new asbestos cases received is down modestly.

The increase in P&C environmental reserves was primarily associated with updated estimates of site investigation costs with respect to existing sites and newly identified sites. AFG is seeing increased legal defense costs in environmental claims generally, as well as a number of claims and sites where the estimated investigation and remediation costs have increased. As in past years, there were no new or emerging broad industry trends that were identified in this review.

In addition, the 2016 internal review encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG increased its reserve for these asbestos and environmental exposures by $5 million, due primarily to relatively small movements across several sites that primarily reflect changes in the scope and costs of investigation.

Investments

AFG recorded third quarter 2016 net realized gains of $1 million after tax and after deferred acquisition costs (DAC), compared to net realized losses of $6 million in the comparable prior year period. Unrealized gains on fixed maturities were $669 million, after tax, after DAC at September 30, 2016, an increase of $391 million since year-end. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the three months ended September 30, 2016, P&C net investment income was approximately 12% higher than the comparable 2015 period, reflecting the positive impact of certain investments required to be marked to market through earnings.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

National Interstate Merger

A Definitive Proxy Statement has been mailed in connection with a special meeting of the shareholders of National Interstate Corporation, to be held on November 10, 2016. At the special meeting, holders of National Interstate common shares will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger. The Merger will become effective upon an affirmative vote of at least a majority of the outstanding common shares owned by shareholders other than AFG and its affiliates. If approved, at completion of the Merger each National Interstate common share issued and outstanding at the effective time of the Merger will be cancelled and converted into the right to receive $32.00 in cash. In addition, the Merger Agreement provides that National Interstate will declare a special cash dividend of $0.50 per common share payable immediately prior to the effective time of the merger to all shareholders of record as of such time. The proposed Merger will allow National Interstate and its subsidiaries to become members of the AFG consolidated tax group, which will result in a non-core tax benefit of approximately $66 million to AFG at the time the transaction is consummated, which is expected to be during the fourth quarter of 2016.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; the possibility that the proposal to acquire all shares of National Interstate Corporation that are not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company is not consummated; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to our international operations; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2016 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, November 2, 2016. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 94327001. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 9, 2016. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 94327001.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until November 9, 2016 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG16-22

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
P&C insurance net earned premiums	$1,159	$1,173	$3,184	$3,104
Life, accident & health net earned premiums	6	28	18	80
Net investment income	433	425	1,267	1,217
Realized gains (losses) on:
Securities	2	(16)	(32)	2
Subsidiaries	—	5	2	(157)
Income (loss) of managed investment entities:
Investment income	48	40	141	112
Gain (loss) on change in fair value of assets/liabilities	11	(11)	9	(16)
Other income	46	43	172	185

Total revenues	1,705	1,687	4,761	4,527

Costs and expenses
P&C insurance losses & expenses	1,121	1,161	3,071	2,989
Annuity, life, accident & health benefits & expenses	251	288	797	795
Interest charges on borrowed money	19	18	56	58
Expenses of managed investment entities	38	28	109	80
Other expenses	98	93	258	250

Total costs and expenses	1,527	1,588	4,291	4,172

Earnings before income taxes	178	99	470	355
Provision for income taxes(c)	65	33	190	115

Net earnings including noncontrolling interests	113	66	280	240

Less: Net earnings attributable to noncontrolling interests	4	3	16	17

Net earnings attributable to shareholders	$109	$63	$264	$223

Diluted earnings per common share	$1.23	$0.71	$2.98	$2.49

Average number of diluted shares	88.5	89.3	88.4	89.4

Selected Balance Sheet Data:	September 30, 2016	December 31, 2015
Total cash and investments	$41,805	$37,736
Long-term debt(d)	$1,300	$998
Shareholders’ equity(e)	$5,161	$4,592
Shareholders’ equity (excluding unrealized gains/losses on fixed maturities)(e)	$4,492	$4,314
Book value per share	$59.45	$52.50
Book value per share (excluding unrealized gains/losses on fixed maturities)	$51.73	$49.33

Common Shares Outstanding	86.8	87.5

Footnotes (c), (d) and (e) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2016	2015		2016	2015

Gross written premiums	$1,899	$1,962	(3%)	$4,540	$4,476	1%

Net written premiums	$1,268	$1,319	(4%)	$3,303	$3,271	1%

Ratios (GAAP):
Loss & LAE ratio	62.9%	64.5%		61.0%	62.2%
Underwriting expense ratio	30.3%	28.4%		31.9%	31.5%

Specialty Combined Ratio	93.2%	92.9%		92.9%	93.7%

Combined Ratio – P&C Segment	96.3%	98.7%		96.0%	96.0%

Supplemental Information:(f)
Gross Written Premiums:
Property & Transportation	$991	$1,064	(7%)	$1,927	$1,940	(1%)
Specialty Casualty	722	734	(2%)	2,108	2,078	1%
Specialty Financial	186	164	13%	505	458	10%

	$1,899	$1,962	(3%)	$4,540	$4,476	1%

Net Written Premiums:
Property & Transportation	$585	$608	(4%)	$1,278	$1,258	2%
Specialty Casualty	504	545	(8%)	1,526	1,549	(1%)
Specialty Financial	149	137	9%	418	388	8%
Other	30	29	3%	81	76	7%

	$1,268	$1,319	(4%)	$3,303	$3,271	1%

Combined Ratio (GAAP):
Property & Transportation	91.1%	96.2%		92.4%	98.7%
Specialty Casualty	97.4%	93.8%		95.7%	93.6%
Specialty Financial	86.4%	80.6%		84.5%	81.0%

Aggregate Specialty Group	93.2%	92.9%		92.9%	93.7%

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(5)	$(2)	$(34)	$7
Specialty Casualty	(2)	3	(16)	(4)
Specialty Financial	(6)	(8)	(17)	(25)
Other	(1)	(7)	(4)	(10)

Specialty Group Excluding A&E and Neon Charge	(14)	(14)	(71)	(32)
Special A&E Reserve Charge - P&C Run-off	36	67	36	67
Neon Exited Lines Charge and Other	—	2	57	3

Total Reserve Development	$22	$55	$22	$38

Points on Combined Ratio:
Property & Transportation	(1.2)	(0.4)	(2.8)	0.5
Specialty Casualty	(0.3)	0.6	(1.1)	(0.2)
Specialty Financial	(3.9)	(5.8)	(4.0)	(6.5)

Aggregate Specialty Group	(1.1)	(1.2)	(2.1)	(1.0)
Total P&C Segment	2.0	4.6	0.7	1.3

Footnote (f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2016	2015		2016	2015
Annuity Premiums:
Financial Institutions	$532	$625	(15%)	$1,792	$1,436	25%
Retail	358	639	(44%)	1,359	1,422	(4%)
Education Market	42	47	(11%)	144	143	1%
Variable Annuities	9	10	(10%)	29	32	(9%)

Total Annuity Premiums	$941	$1,321	(29%)	$3.324	$3,033	10%

Components of Operating Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2016	2015		2016	2015
Revenues:
Net investment income	$351	$317	11%	$1,010	$915	10%
Other income	26	24	8%	76	75	1%

Total revenues	377	341	11%	1,086	990	10%

Costs and Expenses:
Annuity benefits	189	208	(9%)	640	543	18%
Acquisition expenses	53	44	20%	127	143	(11%)
Other expenses	28	22	27%	83	74	12%

Total costs and expenses	270	274	(1%)	850	760	12%

Operating earnings before income taxes	$107	$67	60%	$236	$230	3%

Supplemental Fixed Annuity Information

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2016	2015		2016	2015
Operating earnings before impact of fair value accounting on FIAs	$106	$89	19%	$292	$258	13%
Impact of fair value accounting	1	(22)	nm	(56)	(28)	nm

Operating earnings before income taxes	$107	$67	60%	$236	$230	3%

Average Fixed Annuity Reserves*	$28,538	$25,316	13%	$27,778	$24,514	13%

Net Interest Spread*	2.85%	2.80%		2.75%	2.75%
Net Spread Earned Before Impact of Fair Value Accounting*	1.46%	1.37%		1.37%	1.36%
Net Spread Earned After Impact of Fair Value Accounting*	1.47%	1.02%		1.10%	1.21%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Core Operating Earnings before Income Taxes:
P&C insurance segment	$153	$153	$450	$403
Annuity segment, before impact of fair value accounting	106	89	292	258
Impact of fair value accounting	1	(22)	(56)	(28)
Run-off long-term care and life segment	1	6	—	14
Interest & other corporate expense	(48)	(37)	(126)	(117)

Core operating earnings before income taxes	213	189	560	530
Related income taxes	79	66	202	180

Core net operating earnings	$134	$123	$358	$350

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2016 and 2015 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
A&E Charges:	2016	2015	2016	2015	2016	2015
P&C insurance run-off operations
Asbestos	$5	$25	$3	$17
Environmental	31	42	20	27
	$36	$67	$23	$44	$0.26	$0.49

Former railroad & manufacturing operations
Asbestos	$—	$1	$—	$—
Environmental	5	11	3	8
	$5	$12	$3	$8	$0.04	$0.09

Total A&E	$41	$79	$26	$52	$0.30	$0.58

c)	Excluding the impact of the Neon Exited Lines Charge that was reported in the second quarter of 2016, AFG’s effective tax rate for the nine months ended September 30, 2016 was 36%. AFG maintains a full valuation allowance against the deferred tax benefits associated with losses related to AFG’s specialist Lloyd’s insurance business, Neon (formerly known as Marketform).
d)	December 2015 and prior periods have been adjusted for adoption of FASB Accounting Standard Update 2015-03, which impacted the presentation of debt issue costs and long-term debt. The impact of this adjustment was to reduce the carrying value of long-term debt on AFG’s balance sheet by $22 million at December 31, 2015, from amounts originally reported. Adjustments to the income statement increased interest charges on borrowed money by $1 million for the nine months ended September 30, 2015.
e)	Shareholders’ Equity at September 30, 2016 includes $669 million ($7.72 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2015 includes $278 million ($3.17 per share) in unrealized after-tax gains on fixed maturities.
f)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.